Exhibit 3.1

Delaware

PAGE 1

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF “LEADIS TECHNOLOGY, INC.”, FILED IN THIS OFFICE ON THE FIFTEENTH DAY OF AUGUST, A.D. 2002, AT 9 O’CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

/s/ Harriet Smith Windsor

Harriet Smith Windsor, Secretary of State

3221202 8100	AUTHENTICATION: 1939828

020519491	DATE: 08-16-02

LEADIS TECHNOLOGY, INC.

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Leadis Technology, Inc., a Delaware corporation, hereby certifies that:

1. The name of the corporation is Leadis Technology, Inc. The date of filing its original Certificate of Incorporation with the Secretary of State was May 15, 2000. This Certificate was amended and restated on August 17, 2000.

2. This Second amended and Restated Certificate of Incorporation of the corporation attached hereto as Exhibit 1, which is incorporated herein by this reference, and which restates, integrates and further amends the provisions of the Certificate of Incorporation of this corporation as previously amended or supplemented, has been duly adopted by the corporation’s Board of Directors and a majority of the stockholders in accordance with Sections 242 and 245 of the Delaware General Corporation Law, with the approval of the corporation’s stockholders having been given by written consent without a meeting in accordance with Section 228 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, said corporation has caused this Second Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer and the foregoing facts stated herein are true and correct.

Dated: August 15, 2002	Leadis Technology, Inc.

	By:	/s/ Sung Tae Ahn

Sung Tae Ahn President and Chief Executive Officer

STATE OF DELAWARE

SECRETARY OF STATE

IVISION OF CORPORATIONS

FILED 09:00 AM 08/15/2002

020519491 – 3221202

Exhibit 1

LEADIS TECHNOLOGY, INC.

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

ARTICLE I

The name of the corporation is Leadis Technology, Inc.

ARTICLE II

The address of the registered office of the corporation in the State of Delaware is 113 Barksdale Professional Center, City of Newark, County of New Castle, Delaware. The name of the corporations registered agent is Delaware Intercorp, Inc.

ARTICLE III

The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law of the State of Delaware.

ARTICLE IV

This corporation is authorized to issue two classes of shares, designated “Common Stock” and “Preferred Stock,” respectively, both of which shall have a par value of $0.001 per share. The number of shares of Common Stock authorized to be issued is 40,000,000 shares. The number of shares of Preferred Stock authorized to be issued is 9,661,795 shares, 200,000 of which are designated as “Series 1 Preferred Stock”, 1,276,616 of which are designated as “Series A Preferred Stock,” and 8,185,179 of which are designated as “Series B Preferred Stock.”

ARTICLE V

The rights, preferences, privileges and restrictions granted to and imposed on the Preferred Stock and the Common Stock are as follows:

1. Definitions. For purposes of this Article V, the following definitions apply:

1.1 “Board”shall mean the Board of Directors of the Company.

1.2 “Company” shall mean this corporation.

1.3 “Common Stock”shall mean the Common Stock, $0.001 par value per share, of the Company.

1.4 “Common Stock Dividend” shall mean a stock dividend declared and paid on the Common Stock that is payable in shares of Common Stock.

1.5 “Dividend Rate” shall, as to the Series 1 Preferred Stock, mean a dollar amount per share equal to six percent (6%) per annum of the Original Issue Price for the Series 1 Preferred Stock, and as to the Series B Preferred Stock, a dollar amount per share equal to nine percent (9%) per annum of the Original Issue Price for the Series B Preferred Stock.

1.6 “Original Issue Date” shall mean the date on which the first share of Series B Preferred Stock is issued by the Company.

1.7 “Original Issue Price”shall mean $0.999 per share for the Series 1 Preferred Stock, $1.50 per share for the Series A Preferred Stock, and $1.761 per share for the Series B Preferred Stock.

1.8 “Permitted Repurchases” shall mean the repurchase by the Company of shares of Common Stock held by employees, officers, directors, consultants, independent contractors, advisors, or other persons performing services for the Company or a subsidiary that are subject to restricted stock purchase agreements or stock option exercise agreements under which the Company has the option to repurchase such shares: (i) at cost, upon the occurrence of certain events, such as the termination of employment or services; or (ii) at any price pursuant to the Company’s exercise of a right of first refusal to repurchase such shares.

1.9 “Preferred Stock” shall mean the Series 1 Preferred Stock, the Series A Preferred Stock and the Series B Preferred Stock, collectively.

1.10 “Series 1 Preferred Stock” shall mean the Series 1 Preferred Stock, $0.001 par value per share, of the Company.

1.11 “Series A Preferred Stock” shall mean the Series A Preferred Stock, $0.001 par value per share, of the Company.

1.12 “Series B Preferred Stock”shall mean the Series B Preferred Stock, $0.001 par value per share, of the Company.

1.13 “Subsidiary” shall mean any corporation of which at least fifty percent (50%) of the outstanding voting stock is at the time owned directly or indirectly by the Company or by one or more of such subsidiary corporations.

2. Dividend Rights.

2.1 Preferred Stock. The holders of the then outstanding shares of Series 1 Preferred Stock and Series B Preferred Stock shall be entitled to receive, when, as and if declared by the Board, out of any funds and assets of the Company legally available therefor, noncumulative dividends at the annual Dividend Rate for each such series of Preferred Stock, prior and in preference to the payment of any dividends on the Common Stock (or any other series or class of capital stock of the Company) in such calendar year (other than a Common Stock Dividend). No dividends (other than a Common Stock Dividend) shall be paid, with respect to the Common Stock (or any other series or class of capital stock of the Company) during any calendar year unless dividends in the total amount of the annual Dividend Rate for each of the Series 1 Preferred Stock and the Series B Preferred Stock shall have first been paid or declared and set apart for payment to the holders of such series of Preferred Stock, during that calendar year; provided, however, that this restriction shall not apply to Permitted Repurchases. Payments of any dividends to the holders of Series 1 Preferred Stock and Series B Preferred Stock shall be paid pro rata, on an equal priority, pari passu basis according to their respective dividend preferences as set forth herein. Dividends on the Series 1 Preferred Stock and Series B Preferred Stock shall not be mandatory or cumulative, and no rights or interest shall accrue to the holders of such series of Preferred Stock by reason of the fact that the Company shall fail to declare or pay dividends on such series of Preferred Stock in the amount of the respective annual Dividend Rate for each such series or in any other amount in any calendar year or any fiscal year of the Company, whether or not the earnings of the Company in any calendar year or fiscal year were sufficient to pay such dividends in whole or in part.

2.2 Participation Rights. If, after dividends in the full preferential amounts specified in subsection 2.1 for the Series 1 Preferred Stock and Series B Preferred Stock, have been paid or declared and set apart in any calendar year of the Company, the Board shall declare additional dividends out of funds legally available therefor in that calendar year, then such additional dividends shall be declared pro rata on the Common Stock, the Series 1 Preferred Stock and the Series B Preferred Stock on a pari passu basis according to the number of shares of Common Stock held by such holders, where each holder of shares of Series 1 Preferred Stock and Series B Preferred Stock is to be treated for this purpose as holding the greatest whole number of shares of Common Stock then issuable upon conversion of all shares of such series of Preferred Stock held by such holder pursuant to Section 6.

2.3 No Dividends on Series A. The holders of Series A Preferred Stock shall not be entitled to receive any dividends under this Section 2.

2.4 Non-Cash Dividends. Whenever a dividend provided for in this Section 2 shall be payable in property other than cash, the value of such dividend shall be deemed to be the fair market value of such property as determined in good faith by the Board.

3. Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the funds and assets that may be legally distributed to the Company’s stockholders (the “Available Funds and Assets”) shall be distributed to stockholders in the following manner:

3.1 Liquidation Preference of the Series B Preferred Stock. Each share of Series B Preferred Stock then outstanding shall be entitled to be paid, out of the Available Funds and Assets, and prior and in preference to any payment or distribution or setting apart of any payment or distribution of any Available Funds and Assets on any share of Series 1 Preferred Stock, Series A Preferred Stock, or Common Stock, an amount per share equal to the Original Issue Price of the Series B Preferred Stock, plus all declared but unpaid dividends thereon. If upon any liquidation, dissolution or winding up of the Company, the Available Funds and Assets to be distributed to the holders of the Series B Preferred Stock shall be insufficient to permit the payment to such stockholders of their full preferential amount described in this subsection 3.1, then all of the Available Funds and Assets shall be distributed among the holders of the then outstanding Series B Preferred Stock pro rata according to the number of outstanding shares of Series B Preferred Stock then held by each of them.

3.2 Liquidation Preference of the Series 1 and Series A Preferred Stock. Subject to the rights of the holders of the Series B Preferred Stock in subsection 3.1, the holders of then outstanding of Series 1 Preferred Stock and Series A Preferred Stock shall be entitled to be paid, out of the Available Funds and Assets, and prior and in preference to any payment or distribution or setting apart of any payment or distribution of any Available Funds and Assets on any share of Common Stock, an amount per share equal to the Original Issue Price of such series of Preferred Stock, respectively, plus all declared but unpaid dividends thereon. If upon any liquidation, dissolution or winding up of the Company, the Available Funds and Assets to be distributed under this subsection 3.2 to the holders of the Series 1 Preferred Stock and Series A Preferred Stock shall be insufficient to permit the payment to such stockholders of their full preferential amount described in this subsection 3.2, then all of such Available Funds and Assets shall be distributed among the holders of the then outstanding Series 1 Preferred Stock and Series A Preferred Stock ratably in proportion to the respective full preferential amounts otherwise payable to such holders in respect of the shares of Preferred Stock held by such holders.

3.3 Participation Rights. If there are any Available Funds and Assets remaining after the payment or distribution (or the setting aside for payment or distribution) to the holders of the Preferred Stock of their full preferential amounts described above in subsections 3.1 and 3.2, then all such remaining Available Funds and Assets shall be distributed among the holders of the then outstanding Common Stock and Series B Preferred Stock pro rata according to the number of shares of Common Stock held by such holders, where, for this purpose, holders of shares of Series B Preferred Stock will be deemed to hold (in lieu of their Series B Preferred Stock) the greatest whole number of shares of Common Stock then issuable upon conversion in full of such shares of Series B Preferred Stock pursuant to Section 6, provided that, in no event shall a holder of Series B Preferred Stock be entitled to receive more than $5.283 per share of Series B Preferred Stock pursuant to this subsection 3.3 (which shall be in addition to amounts received pursuant to subsection 3.1 above). After such maximum amount has been paid to the holders of Series B Preferred Stock, then the holders of then outstanding Common Stock shall be entitled to receive all the remaining Available Funds and Assets (if any) pro rata according to the number of outstanding shares of Common Stock then held by each of them.

3.4 Alternative Liquidation Rights. Notwithstanding the foregoing provisions, if in the event of a liquidation, dissolution or winding up of the Company, the holder of shares of Series B Preferred Stock would be entitled to receive, pursuant to subsections 3.1 and 3.3, an amount that is less than the amount that such holder would receive in such liquidation, dissolution or winding up of the Company if such shares were converted into Common Stock pursuant to Section 6 as of immediately prior to such liquidation, dissolution or winding up of the Company (the “Alternative Amount”), then in lieu of receiving any amounts under subsections 3.1 or 3.3 on account of such shares, such holder shall instead receive the Alternative Amount on account of such shares.

3.5 Merger or Sale of Assets. A (i) consolidation or merger of the Company with or into any other corporation or corporations in which the holders of the Company’s outstanding shares immediately before such consolidation or merger do not, immediately after such consolidation or merger, retain stock representing a majority of the voting power of the surviving corporation of such consolidation or merger as a result of their shareholdings in the Company immediately prior to the consolidation or merger (an “Acquisition”); or (ii) a sale of all or substantially all of the assets of the Company and its subsidiaries, on a consolidated basis (an “Asset Sale”), shall each be deemed to be a liquidation, dissolution or winding up of the Company as those terms are used in this Section 3.

3.6 Non-Cash Consideration. If any assets of the Company distributed to stockholders in connection with any liquidation, dissolution, or winding up of the Company are other than cash, then the value of such assets shall be their fair market value as determined by the Board, except that any securities to be distributed to stockholders in a liquidation, dissolution, or winding up of the Company shall be valued as follows:

(a) The method of valuation of securities not subject to investment letter or other similar restrictions on free marketability, including, without limitation, volume restrictions. shall be as follows:

(i) if the securities are then traded on a national securities exchange or the Nasdaq National Market (or a similar national quotation system), then the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the 30-day period ending three (3) days prior to the distribution; and

(ii) if actively traded over-the-counter, then the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) days prior to the distribution; and

(iii) if there is no active public market, then the value shall be the fair market value thereof, as determined in good faith by the Board.

(b) The method of valuation of securities subject to investment letter or other restrictions on free marketability, including, without limitation, volume restrictions, shall be to make an appropriate discount from the market value determined as above in subparagraphs (a)(i),(ii) or (iii) of this subsection to reflect the approximate fair market value thereof, as determined in good faith by the Board.

4. Redemption.

4.1 Mandatory Redemption of Series B Preferred Stock.

(a) August 16, 2007. Subject to the terms and conditions of this subsection 4.1, upon receipt at least one hundred and eighty (180) days prior to and not more than three hundred and sixty (360) days prior to August 16, 2007 (the “2007 Anniversary”) of a written request for the redemption of shares of the Series B Preferred Stock under this subsection 4.1(a) signed by the holders of at least two-thirds (2/3) of the then outstanding shares of Series B Preferred Stock, the Company shall redeem, to the extent permitted by applicable law, on the

2007 Anniversary (or the immediately following business day if the 2007 Anniversary falls an a weekend or banking holiday), a number of shares of Series B Preferred Stock equal to one third (l/3rd) of the shares of Series B Preferred Stock that were outstanding on the date of the applicable Redemption Notice (as defined below), less any such shares converted into Common Stock between the date of such Redemption Notice and the applicable Redemption Date (as defined below).

(b) August 16, 2008. Subject to the terms and conditions of this subsection 4.1, upon receipt at least one hundred and eighty (180) days prior to and not more than three hundred and sixty (360) days prior to August 16, 2008 (the “2008 Anniversary”) of a written request for the redemption of shares of the Series B Preferred Stock under this subsection 4.1(b) signed by the holders of at least two-thirds (2/3) of the then outstanding shares of Series B Preferred Stock, the Company shall redeem, to the extent permitted by applicable law, on the 2008 Anniversary (or the immediately following business day if the 2008 Anniversary falls on a weekend or banking holiday), a number of shares of Series B Preferred Stock equal to one half (1/2) of the shares of Series B Preferred Stock that were outstanding on the date of the applicable Redemption Notice (as defined below), less any such shares converted into Common Stock between the date of such Redemption Notice and the applicable Redemption Date (as defined below).

(c) August 16, 2009. Subject to the terms and conditions of this subsection 4.1, upon receipt at least one hundred and eighty (180) days prior to and not more than three hundred and sixty (360) days prior to August 16, 2009 (the “2009 Anniversary”) of a written request for the redemption of shares of the Series B Preferred Stock under this subsection 4.l(c) signed by the holders of at least two-thirds (2/3) of the then outstanding shares of Series B Preferred Stock, the Company shall redeem, to the extent permitted by applicable law, on the 2009 Anniversary (or the immediately following business day if the 2009 Anniversary falls on a weekend or banking holiday), a number of shares of Series B Preferred Stock equal to all of the shares of Series B Preferred Stock that were outstanding on the date of the applicable Redemption Notice (as defined below), less any such shares converted into Common Stock between the date of such Redemption Notice and the applicable Redemption Date (as defined below).

4.2 Optional Redemption of Series A Preferred Stock by the Company.

(a) At any time, and from time to time, following November 14, 2002 (and subject to obtaining any consents that may be required under Section 7), the Company may, to the extent permitted by applicable law, at the option of the Board acting in its sole discretion, redeem any or all of the shares of Series A Preferred Stock that are outstanding on the date of the applicable Redemption Notice (as defined below). The Company may elect to effect more than one redemption under this Section 4.2(a). The number of shares of Series A Preferred Stock that the Company elects to redeem at any time hereunder shall be set forth in the applicable Redemption Notice (as defined below).

(b) At any time, and from time to time, following the receipt by the Company of a written request for redemption of the outstanding shares of Series A Preferred Stock signed by the holders of at least a majority of the then outstanding shares of Series A

Preferred Stock, the Company may, to the extent permitted by applicable law, at the option of the Board (including the consent of the Series B Directors (as defined in Section 5.5(a)) acting in its sole discretion, redeem any or all of the shares of Series A Preferred Stock that are outstanding on the date of the applicable Redemption Notice (as defined below). The Company may elect to effect more than one redemption under this Section 4.2(b). The number of shares of Series A Preferred Stock that the Company elects to redeem at any time hereunder shall be set forth in the applicable Redemption Notice (as defined below).

4.3 Payment for Redeemed Stock.

(a) Series B Preferred Stock. Payment for any shares of Series B Preferred Stock redeemed by the Company pursuant to a redemption made in accordance with any of the redemptions provided for in subsection 4.1 shall be made by the Company from any source of funds legally available therefor at a redemption price per share equa1 to the Original Issue Price of the Series B Preferred Stock plus all declared and unpaid dividends thereon.

(b) Series A Preferred Stock under 4.2(a). Payment for any shares of Series A Preferred Stock redeemed by the Company pursuant to a redemption made in accordance with any of the redemptions provided for in subsection 4.2(a) shall be made by the Company in cash from any source of funds legally available therefor at the redemption price per share equal to the Original Issue Price for the Series A Preferred Stock plus the “Premium” (as defined below). “Premium” means a dollar amount equal to six percent (6%) per annum of the Original Issue Price of the Series A Preferred Stock for the period of time beginning on November 14, 2000 and ending on the date the applicable share of Series A Preferred Stock is redeemed. Notwithstanding anything to the contrary herein (but subject to obtaining any consent required under Section 7), the Company may, at the election of the Board in its sole discretion, elect to pay the Premium in the form of shares of Common Stock (at the then current fair market value of the Common Stock as determined in good faith by the Board), in lieu of paying the Premium in cash.

(c) Series A Preferred Stock under 4.2(b). Payment for any shares of Series A Preferred Stock redeemed by the Company pursuant to a redemption made in accordance with any of the redemptions provided for in subsection 4.2(b) shall be made by the Company in cash from any source of funds legally available therefor at the redemption price per share equal to the Original Issue Price for the Series A Preferred Stock plus the Premium.

(d) Insufficient Funds. If upon any Redemption Date (as defined below) scheduled under this Section 4 for the redemption of Series A Preferred Stock or Series B Preferred Stock, the funds and assets of the Company legally available to redeem such stock shall be insufficient to redeem all shares of Series A Preferred Stock or Series B Preferred Stock then scheduled to be redeemed, as applicable, then those funds which are legally available shall be set aside in a separate account and used on a quarterly basis, to redeem the maximum possible number of shares of Series A Preferred Stock or Series B Preferred Stock, as applicable, pro rata among the holders of the applicable series based upon the aggregate number of shares of the applicable series of Preferred Stock then held by each of them as of the end of each calendar quarter. Until all shares of Series A Preferred Stock or Series B Preferred Stock, as applicable, required to be redeemed hereunder have been so redeemed, at any time thereafter when additional funds of the Company are legally available for the redemption of shares of Series A Preferred Stock or Series B Preferred Stock, as applicable, such funds shall be used, on a quarterly basis, to redeem, on the same basis, shares of Series A Preferred Stock or Series B Preferred Stock, as applicable, which the Company has become obligated to redeem but which it has not so redeemed. Shares of Series A Preferred Stock or Series B Preferred Stock which are subject to redemption hereunder but which have not been redeemed due to insufficient legally available funds and assets of the Company shall continue to be outstanding and entitled to all dividend, liquidation, conversion and other rights, preferences, privileges and restrictions of the Series A Preferred Stock and Series B Preferred Stock, as applicable, until such shares have been converted or redeemed.

4.4 Pro Rata Redemption. In the event that sufficient funds for full redemption are not legally available in accordance with subsection 4.3, each redemption of Series A Preferred Stock or Series B Preferred Stock, as applicable, made under this Section 4 shall be effected on a pro rata basis among all holders of the applicable then outstanding series of Preferred Stock, according to the number of shares of such series of Preferred Stock held by each holder thereof on the applicable Redemption Date.

4.5 Redemption Notice. At least twenty (20) but no more than sixty (60) days prior to the date fixed for any redemption of Series A Preferred Stock or Series B Preferred Stock (the “Redemption Date”), written notice shall be delivered by the Company, by hand delivery, or by a nationally recognized courier or overnight service for United States deliveries, and by an internationally recognized courier for deliveries outside of the United States, fees prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Series A Preferred Stock or Series B Preferred Stock to be redeemed, as applicable, at the address last shown on the records of the Company for such holder or given by the holder to the Company for the purpose of notice or, if no such address appears or is given, at the place where the principal executive office of the Company is located, notifying such holder of the redemption to be effected, specifying the subsection hereof under which such redemption is being effected, the Redemption Date, the applicable redemption price, the number of such holder’s shares of Series A Preferred Stock or Series B Preferred Stock to be redeemed, the place at which payment may be obtained and the date on which such holder’s conversion rights (as set forth in Section 6) as to such shares terminate and calling upon such holder to surrender to the Company, in the manner and at the place designated, the certificate or certificates representing the shares to be redeemed (the “Redemption Notice”). In the case of a redemption of any Series A Preferred Stock and subject to the other provisions of this Section 4, the Redemption Date shall be fixed entirely in the discretion of the Company.

4.6 Surrender of Certificates. On or before each designated Redemption Date, each holder of Series A Preferred Stock or Series B Preferred Stock to be redeemed, as applicable, shall (unless such holder has previously exercised his right to convert such shares of Series A Preferred Stock or Series B Preferred Stock, as applicable, into Common Stock as provided in Section 6 below), surrender the certificate(s) representing such shares of Series A Preferred Stock or Series B Preferred Stock to be redeemed to the Company, as applicable, in the manner and at the place designated in the Redemption Notice, and thereupon the redemption price for such shares shall be payable to the order of the person whose name appears on such certificate(s) as the owner thereof, and each surrendered certificate shall be cancelled and retired.

If less than all of the shares represented by such certificate are redeemed, then the Company shall promptly issue a new certificate representing the unredeemed shares.

4.7 Effect of Redemption. If the Redemption Notice shall have been duly given, and if on the Redemption Date the redemption price is either paid or made available for payment through the deposit arrangements specified in subsection 4.8 below, then notwithstanding that the certificates evidencing any of the shares of Series A Preferred Stock or Series B Preferred Stock so called for redemption shall not have been surrendered, all dividend rights with respect to such shares will terminate after the applicable Redemption Date, such shares shall not thereafter be transferred on the Company’s books and the rights of all of the holders of such shares with respect to such shares shall terminate after such Redemption Date, except only the right of the holders to receive the redemption price without interest upon surrender of their certificate(s) therefor.

4.8 Deposit of Redemption Price. On or prior to the applicable Redemption Date, the Company may, at its option, deposit with a bank or trust company having a capital and surplus of at least $100,000,000, as a trust fund, a sum equal to the aggregate redemption price for all shares of Series A Preferred Stock or Series B Preferred Stock called for redemption, as applicable, and not yet redeemed, with irrevocable instructions and authority to the bank or trust company to pay, on or after the applicable Redemption Date, the redemption price to the respective holders upon the surrender of their share certificates. After the date of such deposit and after the applicable Redemption Date, the shares so called for redemption shall be redeemed. The deposit shall constitute full payment of the shares to their holders, and after the date of the deposit and the applicable Redemption Date, the shares shall be deemed to be no longer outstanding, the holders thereof shall cease to be stockholders with respect to such shares and shall have no rights with respect thereto except the right to receive from the bank or trust company payment of the redemption price of the shares, without interest, upon surrender of their certificates therefor. Any funds so deposited and unclaimed at the end of one (1) year from the applicable Redemption Date shall be released or repaid to the Company, after which time the holders of shares called for redemption who have not claimed such funds shall be entitled to receive payment of the redemption price only from the Company.

5. Voting Rights.

5.1 Common Stock. Each holder of shares of Common Stock shall be entitled to one (1) vote for each share thereof held.

5.2 Preferred Stock. Each holder of shares of Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which such shares of Preferred Stock could be converted pursuant to the provisions of Section 6 below at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, the date such vote is taken or any written consent of stockholders is solicited.

5.3 General. Subject to the foregoing provisions of this Section 5, each holder of Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Company (as in effect at the time in question) and applicable law, and shall be entitled to vote, together with the holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote, except as may be otherwise provided by applicable law. Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

5.4 Board Size. The authorized number of directors of the Company’s Board shall be six (6).

5.5 Board of Directors Election and Removal.

(a) Election. So long as at least 2,052,811 shares of Series B Preferred Stock are outstanding (such number of shares being subject to proportional adjustments to reflect combinations or subdivisions of such Series B Preferred Stock or dividends declared in shares of such stock), (i) the holders of the Series B Preferred Stock, voting as a separate series, shall be entitled to elect two (2) directors of the Company (the “Series B Directors”); (ii) the holders of the Common Stock, voting as a separate series, shall be entitled to elect two (2) directors of the Company (the “Common Directors”); and (iii) holders of Series B Preferred Stock and Common Stock, voting as together as a single class, shall be entitled to elect all remaining directors of the Company (the “Jointly Elected Directors”).

(b) Quorum; Required Vote.

(i) Quorum. At any meeting held for the purpose of electing directors, the presence in person or by proxy (A) of the holders of a majority of the shares of the Series B Preferred Stock or Common Stock then outstanding, respectively, shall constitute a quorum for the election of directors to be elected solely by the holders of the Series B Preferred Stock or Common Stock, respectively, and (B) of holders of a majority of the voting power of all the then-outstanding shares of Series B Preferred Stock and Common Stock, taken together, shall constitute a quorum for the election of the Jointly Elected Directors.

(ii) Required Vote. With respect to the election of any director or directors by the holders of the outstanding shares of a specified series, class or classes of stock given the right to elect such director or directors pursuant to subsection 5.5(b) above (the “Specified Stock”), that candidate or those candidates (as applicable) shall be elected who either: (i) in the case of any such vote conducted at a meeting of the holders of such Specified Stock, receive the highest number of affirmative votes (on an as-converted basis) of the outstanding shares of such Specified Stock, up to the number of directors to be elected by such Specified Stock; or (ii) in the case of any such vote taken by written consent without a meeting, are elected by the written consent of the holders of a majority of outstanding shares (calculated on an as-converted basis) of such Specified Stock.

(c) Vacancy. If there shall be any vacancy in the office of a director elected or to be elected by the holders of any Specified Stock, then a director to hold office for the unexpired term of such directorship may be elected by either: (i) the affirmative vote of a majority of directors elected by the holders of such Specified Stock, (or by the sole remaining director elected by the holders of such Specified Stock if there be but one), or (ii) the required vote of holders of the shares of such Specified Stock specified in subsection 5.5(b)(ii) above that are entitled to elect such director.

(d) Removal. Subject to Section 141(k) of the Delaware General Corporation Law, any director who shall have been elected to the Board by the holders of any Specified Stock, or by any director or directors elected by holders of any Specified Stock as provided in subsection 5.5(c), may be removed during his or her term of office, without cause, by, and only by, the affirmative vote of shares representing a majority of the voting power, on an as-converted basis, of all the outstanding shares of such Specified Stock entitled to vote, given either at a meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders without a meeting, and any vacancy created by such removal may be filled only in the manner provided in subsection 5.5(c).

(e) Procedures. Any meeting of the holders of any Specified Stock, and any action taken by the holders of any Specified Stock by written consent without a meeting, in order to elect or remove a director under this subsection 5.5, shall be held in accordance with the procedures and provisions of the Corporation’s Bylaws, the Delaware General Corporation Law and applicable law regarding stockholder meetings and stockholder actions by written consent, as such are then in effect (including but not limited to procedures and provisions for determining the record date for shares entitled to vote).

(f) Termination. Notwithstanding anything in this subsection 5.5 to the contrary, the provisions of this subsection 5.5 shall cease to be of any further force or effect upon the earliest to occur of: (i) the first date on which the total number of outstanding shares of Series B Preferred Stock is less than 2,052,811 shares (such number of shares being subject to proportional adjustment to reflect combination or subdivisions of such Series B Preferred Stock or dividends declared in shares of such stock); or (ii) an Acquisition.

6. Conversion Rights. The outstanding shares of Preferred Stock shall be convertible into Common Stock as follows:

6.1 Optional Conversion

(a) At the option of the holder thereof, each share of Preferred Stock shall be convertible, at any time or from time to time prior to the close of business on the business day before any date fixed for redemption of such share, into fully paid and nonassessable shares of Common Stock as provided herein.

(b) Each holder of Preferred Stock who elects to convert the same into shares of Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Preferred Stock or Common Stock, and shall give written notice to the Company at such office that such holder elects to convert the same and shall state therein the number of shares of Preferred Stock being converted. Thereupon the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled upon such conversion. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

6.2 Automatic Conversion.

(a) Each share of Preferred Stock shall automatically be converted into fully paid and nonassessable shares of Common Stock, as provided herein:

(i) for Series 1 Preferred Stock, (A) immediately prior to the closing of a firm commitment underwritten public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company in which the aggregate public offering price (before deduction of underwriters’ discounts and commissions) equals or exceeds $7,500,000 and the public offering price per share of which equals or exceeds $7.50 per share before deduction of underwriters’ discounts and commissions (such price per share of Common Stock to be appropriately adjusted to reflect Common Stock Events (as defined in subsection 6.4) after the date of the filing of this Second Amended and Restated Certificate of Incorporation); or (B) upon the Company’s receipt of the written consent of the holders a majority of the then outstanding shares of Series 1 Preferred Stock to the conversion of all then outstanding Series 1 Preferred Stock under this Section 6;

(ii) for Series A Preferred Stock, upon the earlier to occur of (A) November 14, 2003; (B) immediately prior to the closing of a public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock of the Company; and

(iii) for Series B Preferred Stock, (A) immediately prior to the closing of a firm commitment underwritten public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company in which the aggregate public offering price (before deduction of underwriters’ discounts and commissions) equals or exceeds $30,000,000 and the public offering price per share of which equals or exceeds $5.00 per share before deduction of underwriters’ discounts and commissions (such price per share of Common Stock to be appropriately adjusted to reflect Common Stock Events (as defined in subsection 6.4) after the date of the filing of this Second Amended and Restated Certificate of Incorporation); or (B) upon the Company’s receipt of the written consent of the holders of at least two-thirds (2/3) of the then outstanding shares of Series B Preferred Stock to the conversion of all then outstanding Series B Preferred Stock under this Section 6.

(b) Upon the occurrence of any event specified in subparagraph 6.2(a) (i), (ii), or (iii) above, the outstanding shares of the applicable series of Preferred Stock shall be converted into Common Stock automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing the shares of such series of Preferred Stock are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates, which agreement shall not require that a bond be posted or that any fee be paid. Upon the occurrence of the automatic conversion of shares of a series of Preferred Stock, the holders of such series of Preferred Stock shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Preferred Stock or Common Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of such series of Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred.

6.3 Conversion Price. Each share of Preferred Stock shall be convertible in accordance with subsection 6.1 or subsection 6.2 above into the number of shares of Common Stock which results from dividing the Original Issue Price for such series of Preferred Stock by the conversion price for such series of Preferred Stock that is in effect at the time of conversion (the “Conversion Price”). As of the date of filing of this Second Amended and Restated Certificate of Incorporation, the initial Conversion Price for the Series 1 Preferred Stock shall be the Original Issue Price for the Series 1 Preferred Stock, the initial Conversion Price for the Series A Preferred Stock shall be the Original Issue Price for the Series A Preferred Stock, and the initial Conversion Price for the Series B Preferred Stock shall be the Original Issue Price for the Series B Preferred Stock. The Conversion Price for each series of Preferred Stock shall be subject to adjustment from time to time as provided below.

6.4 Adjustment Upon Common Stock Event. Upon the happening of a Common Stock Event (as hereinafter defined) after the date of the filing of this Second Amended and Restated Certificate of Incorporation, the Conversion Price of each series of Preferred Stock shall, simultaneously with the happening of such Common Stock Event, be adjusted by multiplying the Conversion Price of such series of Preferred Stock in effect immediately prior to such Common Stock Event by a fraction, (i) the numerator of which shall be the number of shares of Common Stock issued and outstanding immediately prior to such Common Stock Event, and (ii) the denominator of which shall be the number of shares of Common Stock issued and outstanding immediately after such Common Stock Event, and the product so obtained shall thereafter be the Conversion Price for such series of Preferred Stock. The Conversion Price for a series of Preferred Stock shall be readjusted in the same manner upon the happening of each subsequent Common Stock Event. As used herein, the term “Common Stock Event” shall mean (i) the issue by the Company of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock, (ii) a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock.

6.5 Adjustments for Other Dividends and Distributions. If at any time or from time to time after the date of the filing of this Second Amended and Restated Certificate of Incorporation the Company pays a dividend or makes another distribution to the holders of the Common Stock payable in securities of the Company other than shares of Common Stock, then in each such event provision shall be made so that the holders of each series of Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable upon conversion thereof, the amount of securities of the Company which they would have received had their Preferred Stock been converted into Common Stock on the date of such event (or such record date, as applicable) and had they thereafter, during the period from the date of such event (or such record date, as applicable) to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 6 with respect to the rights of the holders of the Preferred Stock or with respect to such other securities by their terms.

6.6 Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the date of the filing of this Second Amended and Restated Certificate of Incorporation the Common Stock issuable upon the conversion of a series of Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, reorganization, merger or otherwise other than by a Common Stock Event, securities dividend distribution, merger, consolidation or sale of assets provided for elsewhere in this Section 6 , or in Sections 2 or 3, then in any such event each holder of such series of Preferred Stock shall no longer have the right to convert such shares into Common Stock but rather shall have the right thereafter to convert such shares into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification, reorganization, merger or other change by holders of the number of shares of Common Stock into which shares of such series of Preferred Stock could have been converted immediately prior to such recapitalization, reclassification, reorganization, merger or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

6.7 Sale of Shares Below Conversion Price.

(a) Adjustment Formula for Series B Preferred Stock. If at any time or from time to time after the date of the filing of this Second Amended and Restated Certificate of Incorporation the Company issues or sells, or is deemed by the provisions of this subsection 6.7 to have issued or sold, Additional Shares of Common Stock (as hereinafter defined), otherwise than in connection with a Common Stock Event as provided in subsection 6.4, a dividend or distribution as provided in subsection 6.5, or a recapitalization, reclassification or other change as provided in subsection 6.6, for an Effective Price (as hereinafter defined) that is less than the Conversion Price for the Series B Preferred Stock that is in effect immediately prior to such issue or sale, then the Conversion Price for the Series B Preferred Stock shall be reduced, as of the close of business on the date of such issue or sale, to the price obtained by multiplying such Conversion Price by a fraction:

(i) The numerator of which shall be the sum of (A) the number of Common Stock Equivalents Outstanding (as hereinafter defined) immediately prior to such issue or sale of Additional Shares of Common Stock plus (B) the quotient obtained by dividing the Aggregate Consideration Received (as hereinafter defined) by the Company for the total number of Additional Shares of Common Stock so issued or sold (or deemed so issued and sold) by the Conversion Price for such series of Preferred Stock in effect immediately prior to such issue or sale; and

(ii) The denominator of which shall be the sum of (A) the number of Common Stock Equivalents Outstanding immediately prior to such issue or sale plus (B) the number of Additional Shares of Common Stock so issued or sold (or deemed so issued and sold).

No adjustment to the Conversion Prices of the Series A Preferred Stock or Series 1 Preferred Stock shall be made under this subsection 6.7.

(b) Certain Definitions. For the purpose of making any adjustment required under this subsection 6.7:

(i) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Company, whether or not subsequently reacquired or retired by the Company, other than:

(a) shares of Common Stock (or options or rights therefor) granted or issued on or after the date of the filing of this Second Amended and Restated Certificate of Incorporation to employees, officers, directors, contractors, consultants or advisers to, the Company (or to any other corporation of which at least 50% of the outstanding voting stock is at the time owned directly or indirectly by the Company or by one or more of such subsidiary corporations (a “Company Subsidiary”)) pursuant awards or grants made under the Company’s 2000 Stock Incentive Plan or 2002 Equity Incentive Plan and shares of Common Stock issuable upon exercise of any such awards or grants which are options or rights to acquire Common Stock;

(b) shares of Common Stock issuable upon exercise of options, warrants, or rights that are outstanding as of the date of the filing of this Second Amended and Restated Certificate of Incorporation;

(c) shares of capital stock of the Company (and/or options or warrants therefor) granted or issued after the date of the filing of this Second Amended and Restated Certificate of Incorporation to financial institutions in connection with equipment financing arrangements that are approved by the Board of Directors, including the approval of at least one of the two Series B Directors;

(d) shares of capital stock of the Company (and/or options or warrants therefor) granted or issued after the date of the filing of this Second Amended and Restated Certificate of Incorporation to consultants to, or customers or strategic partners of, the Company (or any Company Subsidiary), or parties providing the Company (or any Company Subsidiary) with bona fide recruiting fees, real property leases, strategic partnering arrangements, licensing arrangements, asset purchases, loans, credit lines, guaranties of indebtedness, cash price reductions or similar financing, or similar transactions under arrangements approved by the Board of Directors, including the approval of both of the Series B Directors;

(e) shares of capital stock of the Company (and/or options or warrants therefor) issued pursuant to the acquisition of another corporation or entity by the Company (or any Subsidiary) by consolidation, merger, purchase of all or substantially all of the assets, or other reorganization in which the Company (or any Subsidiary) acquires, in a single transaction or series of related transactions, all or substantially all of the assets of such other corporation or entity or fifty percent (50%) or more of the voting power of such other corporation or entity or fifty percent (50%) or more of the equity ownership of such other entity, which acquisition is approved by the Board of Directors, including the approval of both of the Series B Directors;

(f) shares of Common Stock issued or issuable upon conversion of the shares of Preferred Stock, and

(g) shares of capital stock of the Company (and/or options or warrants therefore) issued to any third parties as are approved by the Board of Directors and expressly approved in writing as being excluded from the definition of “Additional Shares of Common Stock” hereunder by either (i) the holders of at least two-thirds (2/3) of the outstanding shares of Series B Preferred Stock, or (ii) both of the Series B Directors.

(ii) The “Aggregate Consideration Received” by the Company for any issue or sale (or deemed issue or sale) of securities shall (A) to the extent it consists of cash, be computed at the gross amount of cash received by the Company before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale and without deduction of any expenses payable by the Company; (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board; and (C) if Additional Shares of Common Stock, Convertible Securities or Rights or Options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or Rights or Options.

(iii) “Common Stock Equivalents Outstanding” shall mean the number of shares of Common Stock that is equal to the sum of (A) all shares of Common Stock of the Company that are outstanding at the time in question, plus (B) all shares of Common Stock of the Company issuable upon conversion of all shares of Preferred Stock or other Convertible Securities that are outstanding at the time in question, plus (C) all shares of Common Stock of the Company that are issuable upon the exercise of Rights or Options that are outstanding at the time in question (without regard to vesting provisions) assuming the full conversion or exchange into Common Stock of all such Rights or Options that are Rights or Options to purchase or acquire Convertible Securities into or for Common Stock.

(iv) “Convertible Securities” shall mean stock or other securities convertible into or exchangeable for shares of Common Stock.

(v) The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold, by the Company under this subsection 6.7, into the Aggregate Consideration Received, or deemed to have been received, by the Company under this subsection 6.7, for the issue of such Additional Shares of Common Stock.

(vi) “Rights or Options” shall mean warrants, options or other rights to purchase or acquire shares of Common Stock or Convertible Securities.

(c) Deemed Issuances. For the purpose of making any adjustment to the Conversion Price of any series of Preferred Stock required under this subsection 6.7, if the Company issues or sells any Rights or Options or Convertible Securities and if the Effective Price of the shares of Common Stock issuable upon exercise of such Rights or Options and/or the conversion or exchange of Convertible Securities (computed without reference to any additional or similar protective or antidilution clauses) is less than the Conversion Price then in effect for a series of Preferred Stock that is subject to adjustment under this subsection 6.7, then the Company shall be deemed to have issued, at the time of the issuance of such Rights, Options or Convertible Securities, that number of Additional Shares of Common Stock that is equal to the maximum number of shares of Common Stock issuable upon exercise or conversion of such Rights, Options or Convertible Securities upon their issuance and to have received, as the Aggregate Consideration Received for the issuance of such shares, an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such Rights or Options or Convertible Securities, plus, in the case of such Rights or Options, the minimum amounts of consideration, if any, payable to the Company upon the exercise in full of such Rights or Options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion or exchange thereof, provided that:

(i) if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, then the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses;

(ii) if the minimum amount of consideration payable to the Company upon the exercise of Rights or Options or the conversion or exchange of Convertible Securities is reduced over time or upon the occurrence or non-occurrence of specified events other than by reason of antidilution or similar protective adjustments, then the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; and

(iii) if the minimum amount of consideration payable to the Company upon the exercise of such Rights or Options or the conversion or exchange of Convertible Securities is subsequently increased, then the Effective Price shall again be recalculated using the increased minimum amount of consideration payable to the Company upon the exercise of such Rights or Options or the conversion or exchange of such Convertible Securities.

No further adjustment of the Conversion Price of any Series 1 Preferred Stock or Series B Preferred Stock, adjusted upon the issuance of such Rights or Options or Convertible Securities, shall be made as a result of the actual issuance of shares of Common Stock on the exercise of any such Rights or Options or the conversion or exchange of any such Convertible Securities. If any such Rights or Options or the conversion rights represented by any such Convertible Securities shall expire without having been fully exercised, then the applicable Conversion Price as adjusted upon the issuance of such Rights or Options or Convertible Securities shall be readjusted to the Conversion Price which would have been in effect had an adjustment been made on the basis that the only shares of Common Stock so issued were the shares of Common Stock, if any, that were actually issued or sold on the exercise of such Rights or Options or rights of conversion or exchange of such Convertible Securities, and such shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such Rights or Options, whether or not exercised, plus the consideration received for issuing or selling all such Convertible Securities actually converted or exchanged, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion or exchange of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of any shares of Series 1 Preferred Stock or Series B Preferred Stock.

6.8 Certificate of Adjustment. In each case of an adjustment or readjustment of the Conversion Price for a series of Preferred Stock, the Company, at its expense, shall cause its Chief Financial Officer to compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall deliver such certificate by hand delivery, or by a nationally recognized courier or overnight service for United States deliveries, and by an internationally recognized courier for deliveries outside of the United States, fees prepaid, to each registered holder of such series of Preferred Stock at the holder’s address as shown in the Company’s books.

6.9 Fractional Shares. No fractional shares of Common Stock shall be issued upon any conversion of Preferred Stock. In lieu of any fractional share to which the holder would otherwise be entitled, the Company shall pay the holder cash equal to the product of such fraction multiplied by the Common Stock’s fair market value as determined in good faith by the Board as of the date of conversion.

6.10 Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

6.11 Notices. Any notice required by the provisions of this Section 6 to be given to the holders of shares of the Preferred Stock shall be deemed given upon the earlier of actual receipt, or the next business day after delivery to a nationally recognized courier or overnight service for United States deliveries, or the date three business days after delivery to an internationally recognized courier for deliveries outside of the United States, fees prepaid, addressed to each holder of record at the address of such holder appearing on the books of the Company.

6.12 No Impairment. The Company shall not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Stock against impairment.

7. Restrictions and Limitations. So long as at least 2,052,811 shares of Series B Preferred Stock remain outstanding, the Company shall not, without the approval, by vote or written consent, of the holders of at least two-thirds (2/3) of the Series B Preferred Stock then outstanding, voting as a separate series:

(1) amend its Certificate of Incorporation or Bylaws in any manner that would adversely change any of the rights, preferences, privileges or restrictions of the Series B Preferred Stock;

(2) increase or decrease the authorized number of shares of Series B Preferred Stock;

(3) reclassify any outstanding shares of securities of the Company into shares having rights, preferences or privileges senior to or on a parity with the Series B Preferred Stock as to dividend, liquidation, or redemption rights or having the right to more than one vote per share (on an as-converted to Common Stock basis if so convertible) on matters voted on with the Common Stock as a single class;

(4) authorize any other stock having rights or preferences senior to or on a parity with the Series B Preferred Stock as to dividend, liquidation, or redemption rights or having the right to more than one vote per share (on an as-converted to Common Stock basis if so convertible) on matters voted on with the Common Stock as a single class;

(5) consummate any Acquisition or Asset Sale;

(6) redeem any shares of the capital stock of the Company (excluding Permitted Repurchases);

(7) declare or pay any dividends (other than dividends payable solely in shares of its own Common Stock) on or declare or make any other distribution (other than Permitted Repurchases), directly or indirectly, on account of any shares of capital stock of the Company now or hereafter outstanding;

(8) change the authorized number of directors of the Company’s Board of Directors from six (6); or

(9) issue any shares of Series B Preferred Stock other than pursuant to the terms and conditions of that certain Series B Preferred Stock Purchase Agreement between the

Company and the Investors listed on Exhibit A thereto, dated as of the Original Issue Date, as such agreement may be amended from time to time in accordance with its terms.

8. Miscellaneous

8.1 No Reissuance of Preferred Stock. No share or shares of Preferred Stock acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Company shall be authorized to issue.

8.2 Preemptive Rights. No stockholder of the Company shall have a right to purchase shares of capital stock of the Company sold or issued by the Company except to the extent that such a right may from time to time be set forth in a written agreement between the Company and a stockholder.

ARTICLE VI

The Board of Directors of the corporation shall have the power to adopt, amend or repeal Bylaws of the corporation.

ARTICLE VII

Election of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

ARTICLE VIII

To the fullest extent permitted by law, no director of the corporation shall be personally liable for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Neither any amendment nor repeal of this Article VIII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VIII, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.